Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP.
REPORTS ACQUISITION PLAN REGULATORY APPROVAL PROGRESS

Melville, N.Y. - August 3, 2020 - Comtech Telecommunications Corp. (“Comtech”) (Nasdaq: CMTL) reported that its pending acquisition of UHP Networks Inc. (“UHP”) continues to progress through the regulatory approval process.

As previously announced, Comtech has entered into an agreement to acquire UHP, a provider of innovative and disruptive satellite ground station technology, for an aggregate purchase price of $38.0 million, of which $5.0 million will be paid in cash, and the remainder in shares of Comtech common stock, cash or a combination of both, as Comtech may elect at the time of closing. The transaction is subject to customary closing conditions, including regulatory approval to allow Comtech to purchase UHP's sister company which is headquartered in Moscow.

Today, Comtech announces that on July 29, 2020, the Federal Antimonopoly Service (“FAS”) of the Russian Federation advised Comtech that its application for regulatory approval has been referred to the Commission for Supervising Foreign Investments in the Russian Federation (the “Commission”) for review under Russia’s Foreign Investment Law. As such, Comtech plans to submit its application for regulatory approval to the Commission as soon as possible.
About Comtech
Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.
Cautionary Statement Regarding Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Media Contact:
Michael D. Porcelain, President and Chief Operating Officer
631-962-7000
info@comtechtel.com